UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 2, 2009

EDCI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34015	26-2694280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Broadway, 4th Floor
New York, New York 10019
(Address of Principal
Executive Offices)

(212) 333-8400
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A (the “Amended 8-K”) amends the Report on Form 8-K filed by EDCI Holdings, Inc., on April 2, 2009. The purpose of the Amended 8-K is to include the signature page, which was inadvertently omitted in the Report on Form 8-K as filed on April 2, 2009.

Item 1.02	Entry into a Material Definitive Agreement

On March 27, 2009, Entertainment Distribution Company, LLC (“EDC”) entered into the Ninth Amendment (the “Ninth Amendment”) to its Senior Secured Credit Facility (the “Credit Agreement”) with Entertainment Distribution Company (USA), LLC and Glenayre Electronics, Inc., (“GEI”) as guarantors (the “Guarantors”) , Wachovia Bank, National Association (“Wachovia”) and ING Capital, LLC (“ING”) as lenders (the “Lenders”) and Wachovia as administrative agent (the “Agent”). The Ninth Amendment modified certain terms of the Credit Agreement dated as of May 31, 2005, by and among EDC, the Guarantors, the Lenders and the Agent.  The Ninth Amendment modified the definition of  EBITDA as it applies to the Credit Agreement as follows:  for the fiscal quarter ended December 31, 2008, and each fiscal quarter thereafter, EBITDA shall be calculated by adding back impairment charges, non-cash charges and one-time charges related to EDC’s sale of its U.S operations to Sony DADC U.S., Inc., any charges related to U.S. operations or discontinued operations (but not including any ongoing overhead from U.S. operations), and impairment charges pertaining to the write-down of intangibles of the EDC GmbH ("Hannover, Germany") operations, which charges to be added back shall not exceed, in the aggregate, $30,000,000, to the extent such charges were deducted for the applicable period.

A copy of the Ninth Amendment is filed with this report as Exhibit 10.1. The foregoing description of the Ninth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment.

Item 2.02	Results of Operations and Financial Condition.

On March 30, 2009, EDCI Holdings, Inc. (“EDCI”), the holding company for Entertainment Distribution Company, Inc., the majority shareholder of EDC, issued a news release providing financial results for the quarterly period and year ended December 31, 2008. The news release contains forward-looking statements regarding EDCI and includes cautionary statements identifying important factors that could cause actual results to differ. This EDCI press release is furnished as Exhibit 99.1 to this current report.

On March 31, 2009, the management of EDCI hosted a conference call to discuss EDCI’s financial condition and results of operations for the quarterly period and year ended December 31, 2008. This conference call was webcast and was broadly accessible over EDCI’s website at www.edcih.com. A written transcript of EDCI’s prepared remarks for this conference call is furnished as Exhibit 99.2 to this current report.

Item 2.05	Costs Associated with Exit or Disposal Activities

On March 31, 2009, EDCI issued a press release announcing that the Board of Directors of EDC approved a plan to consolidate EDC’s Blackburn, UK ("Blackburn") and Hannover, Germany manufacturing volumes within the Hannover facility (the “Consolidation”).  As a result of the Consolidation, EDC intends to cease by year-end 2009 all operations presently conducted at its Blackburn facility in the United Kingdom, and resultantly produce all of the manufacturing volume for Universal, its largest customer, in EDC’s Hannover plant through the expiration of the Universal manufacturing agreements in May 2015.

EDC is implementing the Consolidation at this time as the result of on an extensive feasibility analysis that was based in part on a particular customer delivering to EDC in early February 2009 a sizable percentage cut in that customer's volume forecast for Blackburn that month.  As a result of those and other forecast cuts,  reasonable forecasts of continued unpredictability, if not outright erosion of the volume of sales and the pricing of music CDs that comprise substantially all of the business conducted at the Blackburn facility, and the potential loss of credit insurance for UK third party customers and other significant risks associated with the continued operations in Blackburn, Management determined and EDC’s Board of Directors confirmed that it was not commercially reasonable to continue operating the Blackburn manufacturing facility.

Blackburn closure costs currently are forecast at approximately $9-10 million, comprised primarily of severance costs for approximately 300 employees, costs associated with exiting Blackburn’s existing leases and  costs associated with relocating equipment, parts and inventory from Blackburn to Hannover.  Closure costs will be financed out of existing cash in the Blackburn operations with additional financial and other support from the Hannover operations.  As a result of continuing to manufacture in Hannover the Universal volume that was previously manufactured in Blackburn, without any significant increase in Hannover’s fixed costs, after completion of the consolidation the overall profitability of the European operations is expected to be increased materially compared to what it would have been without such consolidation, resulting in an estimated payback of the closure costs in approximately 2.0 – 2.5 years.  EDCI’s news release on the Consolidation is furnished as Exhibit 99.3 to this current report.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
10.1	EDC Credit Agreement – Ninth Amendment, dated 03/27/2009
99.1	EDCI 4Q2008 and FY2008 Financial Results Press Release, dated 03/30/2009
99.2	EDCI 4Q2008 and FY2008 Investor Conference Call Transcript Excerpts, dated 03/31/2009
99.3	EDCI Blackburn – Hannover Consolidation Press Release, dated 03/31/02009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDCI HOLDINGS, INC.

Date: April 2, 2009	By:	/s/ Robert L. Chapman, Jr.
Robert L. Chapman, Jr.
Chief Executive Officer